Exhibit 99

Contacts:
George E. McHenry	(512) 777-3800
Russell G. Allen	(512) 777-3800

Hanger Reports 7% Net Sales Growth and 8% Adjusted Diluted EPS Growth for 2013

Austin, Texas, February 12, 2014 /PRNewswire/ —

•                  Reports 2013 Adjusted Diluted EPS of $1.95

•                  Reports 2013 Diluted EPS of $1.80

•                  Establishes 2014 Financial Guidance

Hanger, Inc. (NYSE:HGR) today announced net sales of $278.2 million for the quarter ended December 31, 2013, an increase of $8.6 million from net sales of $269.6 million for the fourth quarter of 2012.  Adjusted diluted earnings per share, which excludes non-recurring tax costs, costs related to acquisitions and costs related to implementation of the Company’s new clinic management system (which the Company refers to as “Janus”), were $0.54 for the fourth quarter of 2013 and equal to the prior year fourth quarter adjusted diluted earnings per share.  Diluted earnings per share were $0.52 for the fourth quarter of 2013 compared to $0.58 for the same period of 2012.

The fourth quarter net sales increase of $8.6 million, or 3.2%, was the result of an $11.1 million, or 4.9%, increase in the Patient Care segment, and a $2.5 million decline in the Products & Services segment. The $11.1 million increase in Patient Care segment sales was comprised of a $2.8 million, or 1.3%, increase in same center sales, with the remaining $8.3 million increase driven by acquisitions. The reclassification of certain accounts receivable write-offs and reserves previously classified as bad debts and subsequently classified as a reduction in net sales, first reported in the third quarter of 2013, had an impact on the calculation of same center sales growth, which would have been 2.7% under the previous classification.  The $2.5 million decline in Products & Services segment sales was principally the result of the impact on the Company’s distribution business of the acquisitions of independent O&P companies made by the Patient Care segment in 2012 and 2013, and a decline in demand for higher priced prosthetic devices (such as micro processor-controlled knees) from independent O&P practices due to pressure they are facing from Medicaid audits.

Income from operations for the quarter ended December 31, 2013 was $34.6 million, compared to $36.5 million in the prior year.  Adjusted income from operations for the fourth quarter, which excludes non-recurring tax costs, costs related to acquisitions and costs related to the implementation of Janus, was $35.3 million, compared to $37.4 million in the prior year.  Income from operations declined principally due to increased cost of materials and accounts receivable reserves related to operational issues experienced at a small non-clinic unit within the Company’s Patient Care segment.

Net sales for the year ended December 31, 2013 increased $72.0 million, or 7.4%, to $1,046.4 million from $974.4 million in the same period of 2012.  The sales increase was driven by an $18.8 million, or 2.4%, increase in same center sales in the Patient Care segment, a $51.1 million increase from acquired entities, as well as a $2.1 million, or 1.2%, increase in sales in the Products & Services segment.  As with the fourth quarter results, the impact of the reclassification announced in the third quarter of 2013 had an adverse impact on the calculation of same center sales growth for the year, which would have been 3.4% under the previous classification.  During 2013, the Company acquired O&P operations totaling approximately $20 million in annualized sales.  Diluted earnings per share were $1.80 for the full-year 2013 compared to $1.83 for the same period of 2012.  Adjusted diluted earnings per share, which excludes non-recurring tax benefits, costs related to acquisitions and the implementation of Janus, and debt issuance cost associated with the June 2013 refinancing of the Company’s bank credit facilities, increased 8.3% to $1.95 for the full-year 2013 compared to adjusted diluted earnings per share of $1.80 for the full-year 2012.

The Company’s cash flow from operations increased by $7.0 million to $88.3 million for the twelve months ended December 31, 2013 compared to an $81.3 million cash inflow for the same period in 2012.  As of December 31, 2013, the Company had $181.3 million in total liquidity, including $9.9 million of cash and $171.4 million available under its revolving credit facility, net of approximately $25.0 million of borrowings and $3.6 million in letters of credit.  The Company’s leverage ratio, as defined in its credit facilities, was 2.5 times at year-end 2013.

“As we reflect on 2013, we view it as both successful and challenging,” commented Vinit Asar, President and Chief Executive Officer. “We successfully grew adjusted diluted EPS by 8% while weathering sequestration, an increase in the number of Medicare audits that are affecting many health care providers and operational issues in one of our businesses.  Entering 2014 our core business remains healthy, and we are making a number of investments in our back-office which we believe will improve our future operations.”

The Company expects 2014 revenues of between $1.110 and $1.130 billion, resulting from 3% to 5% same center sales growth in its Patient Care Segment, and a slight decline in Products & Services Segment sales.  The decline in Products & Services Segment sales reflects the carry-over impact of a large one-time sale during 2013, continued acquisition of its O&P distribution customers by the Patient Care Segment, and increasing pressure on independent O&P customers resulting from continuing Medicare audits.  The Company anticipates adjusted diluted earnings per share to rise 8% to 13% to between $2.10 and $2.20, excluding approximately $0.05 for training and implementation costs of Janus.  The earnings growth includes an $11 million, or $0.19 per diluted share, investment the company is making in its back-office operations, including centralization of its billing and processing activities and improvements in its finance, accounting and information technology functions.  Operational improvements and costs savings related to these investments are expected to be realized beginning in late 2014.  Despite these significant investments, the Company anticipates maintaining its adjusted operating margins at a level similar to the prior year and generating cash flow from operations of between $90 and $100 million.  The Company also plans to invest between $40 and $50 million in capital additions during the year.  In the month of January 2014, the Company acquired O&P practices with annualized sales of approximately $20 million. In view of this level of acquisitions in January, the Company’s goal in 2014 is to acquire a total of $35 to $45 million of O&P annualized revenue.

A conference call to discuss the Company’s 2013 results and 2014 guidance is scheduled to begin at 9:00 a.m., ET, on Thursday, February 13, 2014. Those wishing to participate should call 1-877-662-6095. A replay will be available until Friday, February 21, 2014, by dialing 1-855-859-2056 and referencing Conference ID # 36619714.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 740 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products, the impact of reviews, audits and investigations conducted from time to time by governmental agencies, and the other factors identified in Item 1A, “Risk Factors” in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger, Inc.

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Month Ended
	December 31,		December 31,
	2013	2012	2013	2012
Income Statement:
Net sales	$278,237	$269,636	$1,046,438	$974,429
Material costs	92,461	83,487	319,046	296,193
Personnel costs	91,840	86,605	369,738	335,328
Other operating expenses	49,870	53,822	186,304	178,918
Depreciation and amortization	9,468	9,220	37,486	34,652
Income from operations	34,598	36,502	133,864	129,338
Interest expense	4,973	7,956	26,475	31,169
Extinguishment of debt	—	—	6,645	—
Income before taxes	29,625	28,546	100,744	98,169
Provision for income taxes	11,269	8,220	37,160	34,477
Net income	$18,356	$20,326	$63,584	$63,692

Basic Per Common Share Data:
Net income	$0.53	$0.59	$1.83	$1.86
Shares used to compute basic per share amounts	34,922,599	34,453,084	34,818,214	34,282,591

Diluted Per Common Share Data:
Net income	$0.52	$0.58	$1.80	$1.83
Shares used to compute diluted per share amounts	35,463,543	34,945,547	35,394,721	34,832,830

Reconciliation of GAAP financial measures to Non-GAAP financial measures:

Income from operations	$34,598	$36,502	$133,864	$129,338
Acquisition expenses	398	480	919	1,171
Janus expenses	303	438	1,394	533
Adjusted Income from operations	$35,299	$37,420	$136,177	$131,042

Net income	$18,356	$20,326	$63,584	$63,692
Acquisition expenses	398	480	919	1,171
Janus expenses	303	438	1,394	533
Extinguishment of debt	—	—	6,645	—
Tax effect of adjustments	(259)	(344)	(3,315)	(638)
Non-recurring tax expense (benefits)	234	(2,080)	(183)	(2,080)
Adjusted net income	$19,032	$18,820	$69,044	$62,678

Adjusted net income per diluted share	$0.54	$0.54	$1.95	$1.80

	Three Months Ended		Twelve Month Ended
	December 31,		December 31,
	2013	2012	2013	2012
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Material costs	33.2%	31.0%	30.5%	30.4%
Personnel costs	33.0%	32.1%	35.3%	34.4%
Other operating expenses	18.0%	20.0%	17.7%	18.3%
Depreciation and amortization	3.4%	3.4%	3.6%	3.6%
Income from operations	12.4%	13.5%	12.9%	13.3%
Interest expense	1.8%	2.9%	2.6%	3.2%
Extinguishment of debt	0.0%	0.0%	0.7%	0.0%
Income before taxes	10.6%	10.6%	9.6%	10.1%
Provision for income taxes	4.1%	3.1%	3.5%	3.6%
Net income	6.6%	7.5%	6.1%	6.5%

Adjusted income from operations	12.7%	13.9%	13.0%	13.4%
Adjusted net income	6.8%	7.0%	6.6%	6.4%

Note: Financial data reflects the revised classification

Hanger, Inc.

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Twelve Month Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash Flow Data:
Cash flow provided by operations	$19,729	$22,312	$88,255	$81,319
Capital expenditures	$10,976	$8,286	$38,446	$33,163
Increase/(decrease) in cash and cash equivalents	$2,644	$(36,409)	$(9,351)	$(23,685)

	December 31, 2013	December 31, 2012
Balance Sheet Data:
Cash and cash equivalents	$9,860	$19,211
Days Sales Outstanding (DSO’s) *	65	60
Working Capital	$270,003	$251,465
Total Debt	$468,259	$520,646
Shareholders’ Equity	$580,220	$503,094

* excludes acquired accounts receivable balances

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue Mix:
Patient Care	85.5%	84.1%	83.4%	82.4%
Products and Services	14.5%	15.9%	16.6%	17.6%

Patient Care Payor Mix:
Commercial and other	62.0%	60.4%	60.0%	59.6%
Medicare	27.4%	28.0%	28.5%	28.6%
Medicaid	4.6%	5.6%	5.2%	5.7%
VA	6.0%	6.0%	6.3%	6.1%

Note:  Financial data reflects the revised classification.

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.